Exhibit 99.1

NEWS

Marriott International Elects David Marriott and Horacio Rozanski
to Board of Directors

March 15, 2021 – Bethesda, MD – Marriott International’s (NASDAQ: MAR) Board of Directors announced today it has elected David Marriott, President, U.S. Full Service Managed by Marriott at Marriott International, and Horacio Rozanski, President and Chief Executive Officer at Booz Allen Hamilton, Inc., as directors of the company, effective March 15, 2021. Mr. Marriott and Mr. Rozanski will also be included in the company’s slate of nominees for election at Marriott’s upcoming 2021 Annual Meeting of Stockholders.

The elections of Mr. Marriott and Mr. Rozanski expand the Board membership to 13, nine of whom are independent. Last May, the company announced that in consultation with its Board of Directors, Mr. J.W. “Bill” Marriott, Jr. – who is currently serving as Executive Chairman and Chairman of the Board – plans to transition to the role of Chairman Emeritus in 2022. With Mr. David Marriott joining the Board of Directors and in anticipation of him eventually assuming the position of Chairman of the Board in 2022, he will be formally stepping down from his role as President, U.S. Full Service Managed by Marriott, effective at the end of April.

“We are pleased to welcome David and Horacio to the Board of Directors,” said Chairman Bill Marriott. “They both bring decades of experience and a wealth of knowledge in key areas that will be a tremendous resource for the company as we focus on the recovery from the COVID-19 pandemic.”

David Marriott

David Marriott joined Marriott International in 1999 and has held a number of operational roles during his tenure with the company. As President, U.S. Full Service Managed by Marriott, Mr. Marriott was responsible for oversight of more than 330 hotels operating under 14 brands in 34 states and French Polynesia. In this capacity, he oversaw Hotel Operations, Human Resources, Sales & Marketing, Finance, Market Strategy, Information Resources and Development & Feasibility. Previously, Mr. Marriott served as Chief Operations Officer - The Americas Eastern Region from 2010 to 2018, where he was responsible for hotel operations in 23 states. During this time, he also oversaw the U.S. integration efforts of Marriott’s acquisition of Starwood Hotels & Resorts. Prior positions at the company include Market Vice President, where he was responsible for hotel operations in New York, New Jersey, Philadelphia and Baltimore, and Senior Vice President of Global Sales, where he helped lead a comprehensive transformation of Marriott’s U.S. sales organization. Mr. Marriott is a graduate of the University of Utah. He currently serves as Chair of the Governing Board of St. Albans School in Washington, D.C. and is a member of the board of trustees of The J. Willard & Alice S. Marriott Foundation.

“Like me, David grew up in the hospitality business,” said Chairman Bill Marriott. “While having Marriott as his last name opened the first door for him, he has proven throughout his 21 years with the company that he is a disciplined operator, a thoughtful collaborator with our owners and franchisees, and a passionate steward of our culture. The Board will benefit from his experience and insights.”

Horacio Rozanski

As Chief Executive Officer at Booz Allen Hamilton, Inc., Mr. Rozanski has overseen a strategic transformation of the firm, a leader in integrating advanced technology to solve the most complex problems facing government clients and Fortune 500 corporations, through investments in innovation and highly skilled talent. Mr. Rozanski played a central role in the 2008 separation of the firm’s core government and commercial businesses into two distinct companies, Booz Allen Hamilton’s 2010 initial public offering, and its 2011 expansion into international and commercial markets. He developed and has led the execution of a corporate strategy that has sustained the firm’s role as an industry leader over the last decade. Mr. Rozanski joined Booz Allen in 1992 as a consultant to commercial clients, was elected vice president in 1999, and served as chief personnel officer, chief strategy and talent officer, and president and chief operating officer before becoming CEO. He is a member of the firm’s board of directors. Born and raised in Argentina, Mr. Rozanski came to the United States to attend college. He holds a B.B.A. from the University of Wisconsin Eau Claire and an M.B.A. from the University of Chicago. He is the chair of the board of directors of Children’s National Medical Center and a member of the board of CARE.

“Horacio’s established track record in innovation, technology, talent management and international expansion makes him a terrific addition to our Board. His perspective and experience will be invaluable to the company as we continue to grow our global footprint, advance our technology transformation and realize the opportunity in emerging businesses,” said Anthony Capuano, Chief Executive Officer, Marriott International. “We look forward to his guidance and counsel as an independent director of the company.”

With today’s additions, the 13 members of Marriott’s Board of Directors are:

•J.W. Marriott, Jr., Executive Chairman and Chairman of the Board, Marriott International, Inc.
•Anthony G. Capuano, Chief Executive Officer, Marriott International, Inc.
•Deborah Marriott Harrison, Global Cultural Ambassador Emeritus, Marriott International, Inc.
•Frederick A. Henderson, Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.
•Eric Hippeau, Managing Partner, Lerer Hippeau
•Lawrence W. Kellner, President, Emerald Creek, Group, LLC, Marriott International, Inc.’s Lead Director
•Debra L. Lee, Former Chairman and Chief Executive Officer, BET Networks
•Aylwin B. Lewis, Former Chairman, President and Chief Executive Officer, Potbelly Corporation
•David S. Marriott, President, U.S. Full Service Managed by Marriott, Marriott International, Inc.
•Margaret M. McCarthy, Former Executive Vice President, CVS Health Corporation
•George Muñoz, Principal, Muñoz Investment Banking Group, LLC
•Horacio D. Rozanski, President and Chief Executive Officer, Booz Allen Hamilton, Inc.
•Susan C. Schwab, Professor Emerita, University of Maryland and Former U.S. Trade Representative

About Marriott International
Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,600 properties under 30 leading brands spanning 133 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

IRPR#1
Media Contact:
Connie Kim
Corporate Relations
(301) 642-1918
connie.kim@marriott.com

Investor Relations Contact:
Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com
2